                                                                       Exhibit 5


                        [Letterhead of Steven J. Helmers]


                                 August 6, 2002

Black Hills Power, Inc.
625 Ninth Street
Rapid City, South Dakota 57701

         Re:  First Mortgage Bonds due 2032

Ladies and Gentlemen:

         I am General Counsel of Black Hills Power, Inc., a South Dakota corporation (the "Company"), and I have acted as counsel for the Company in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of the proposed offering of up to $75 million aggregate principal amount of First Mortgage Bonds, Series AE due 2032 (the "Mortgage Bonds"). The Mortgage Bonds are to be issued under a Restated and Amended Indenture of Mortgage and Deed of Trust dated as of September 1, 1999, between the Company and JPMorgan Chase Bank, as Trustee, and a First Supplemental Indenture (collectively, the "Indenture").

         In reaching the conclusions expressed in this opinion, I or persons responsible to me, have (a) examined the Registration Statement, the prospectus contained therein, the Indenture, and such certificates of public officials and of corporate officers and directors as we have deemed necessary or appropriate for the purpose of rendering this opinion, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made.

         Based on the foregoing, I am of the opinion that the Mortgage Bonds have been duly authorized by the Company and that, when the Registration Statement has become effective under the Securities Act and the Mortgage Bonds have been duly executed and authenticated in accordance with the Indenture and issued and delivered as described in the Registration Statement, the Mortgage Bonds will be validly issued and binding obligations of the Company entitled to the benefits of the Indenture and enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or other laws affecting the enforcement of creditors' rights generally from time to time in effect and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Black Hills Power, Inc.
August 6, 2002
Page 2


         I am a member of the bar of the State of South Dakota, and accordingly, the opinions expressed herein are based upon and limited exclusively to the laws of the State of South Dakota and the laws of the United States of America, insofar as such laws are applicable.

         I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and related prospectus filed with the Securities and Exchange Commission and to the reference to me under the caption "Legal Matters" therein. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

         This opinion speaks as of its date, and I undertake no, and hereby expressly disclaim any, duty to advise you as to changes of fact or law coming to my attention after the date hereof.

                                        Sincerely,


                                        /s/ Steven J. Helmers
                                        ----------------------------------------
                                        Steven J. Helmers
                                        General Counsel of
                                        Black Hills Power, Inc.